Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini or Brett Suddreth
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2008 Second Quarter
COPPELL, TEXAS, February 6, 2008 – Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its second quarter of fiscal 2008:
Fiscal 2008 Consolidated Second Quarter Results
Net income for the quarter ended December 31, 2007 was $482,000, compared to net income of $1,500,000 for the quarter ended December 31, 2006. On a fully-diluted basis, net income per share was $0.09 for the quarter ended December 31, 2007, compared to $0.29 for the same quarter of the previous fiscal year. Weighted average diluted shares outstanding for the second quarter of fiscal 2008 were 5,205,000, versus 5,206,000 for the second quarter of fiscal 2007.
Consolidated net sales for the Company decreased $5,751,000, or 21.7%, to $20,812,000 for the quarter ended December 31, 2007, compared to $26,563,000 in the prior year quarter. The decline in net sales primarily resulted from a decrease in sales in both operating segments and a continued decline in the overall housing market.
“While we continue to face the challenges of the declining housing industry, we took strategic steps to diversify our opportunities for future growth,” said James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “The acquisition of certain net assets of Woodard, LLC, which closed on January 2, 2008, adds outdoor furniture to our existing product lines, provides additional manufacturing flexibility and allows us to enter the growing hospitality market,” commented Mr. Ridings. “I’ve been impressed with Woodard’s recent growth, exceptional products and experienced management team. We initially expect that Woodard should generate approximately $80 million to $90 million in revenue on an annualized basis and be immediately accretive to earnings. In addition, we are currently working to take advantage of cross-selling opportunities and implement operational synergies,” continued Mr. Ridings.
Second Quarter Segment Results
Net sales from the Craftmade segment decreased $1,481,000 or 10.7% to $12,297,000 for the quarter ended December 31, 2007, compared to $13,778,000 for the quarter ended December 31, 2006. The decline was primarily due to a continued decrease in demand for decorative ceiling fans and Accolade lighting products as a result of the weak overall housing market.

Press Release
Craftmade International, Inc.
February 6, 2008

“We believe that long-term growth will be favorably affected by more competitive sourcing of products and the introduction of new innovative products. We introduced the largest number of new products that we ever have at our semi-annual lighting market in January 2008. We believe these new product lines were well received by our customers,” continued Mr. Ridings.
Second quarter net sales for the TSI segment were $8,515,000, compared to $12,785,000 for the same three-month period last year, a decrease of 33.4%. The decline was due to the previously announced discontinuance of indoor and outdoor lighting direct-import sales and lower sales of portable lamps and accessories.
Gross Profit; Selling, General and Administrative (“SG&A”) Expense and Interest Expense
For the quarter ended December 31, 2007, the Company’s gross profit as a percentage of net sales decreased 0.7% to 31.4%, compared to 32.1% for the quarter ended December 31, 2006.
Gross profit as a percentage of net sales of the Craftmade segment increased 0.9% to 36.5% for the quarter ended December 31, 2007, compared to 35.6% in the quarter ended December 31, 2006. The increase resulted from lower product costs partially offset by higher returns and allowances.
Gross profit as a percentage of net sales of the TSI segment decreased 4.3% to 24.0% of net sales for the quarter ended December 31, 2007, compared to 28.3% of net sales in the same prior year period. The decrease resulted from benefits obtained in the prior year from lower costs associated with markdowns and product resets primarily as a result of the loss of the indoor and outdoor lighting product orders by Lowe’s.
Total selling, general and administrative (“SG&A”) expenses for the quarter ended December 31, 2007 decreased $158,000 to $4,977,000 or 23.9% of net sales, compared to $5,135,000 or 19.3% of net sales for the same period last year. The decrease primarily resulted from lower commissions and a decline in accounting, legal and consulting fees as a result of the timing of audit work.
Conclusion
“Currently, we are working with our management team to successfully integrate the Woodard acquisition and begin to realize the synergies that both companies offer,” said Mr. Ridings. “We remain committed to creating shareholder value. The addition of Woodard’s customer base has increased the number of our independent showroom customers by 35%, diversified our mass retail customers and expanded our distribution to include hospitality customers,” concluded Mr. Ridings.
Conference Call
A conference call to discuss the Company’s results for the first quarter ended December 31, 2007 is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 1-866-710-0179 a few minutes before the start time and reference confirmation code 179165. Additionally, a replay of the earnings conference call will be available after the completion of the call through February 13, 2008, and can be accessed by dialing 1-877-919-4059 and referencing confirmation code 87210333. A webcast of the conference call can also be accessed by visiting the Company’s website at www.craftmade.com.

Press Release
Craftmade International, Inc.
February 6, 2008

Founded in 1985, Craftmade International, Inc. is engaged in the design, manufacturing, distribution and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products and outdoor furniture. The Company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and manufacturing plant in Owosso, Michigan.
Various statements in this Press Release or incorporated by reference herein, in future filings with the SEC, in press releases, and in oral statements made by or with the approval of authorized personnel constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. These forward-looking statements include statements or predictions regarding among other items: revenues and profits; gross margin; customer concentration; customer buying patterns; sales and marketing expenses; general and administrative expenses; pricing and cost reduction activities; income tax provision and effective tax rate; realization of deferred tax assets; liquidity and sufficiency of existing cash, cash equivalents, and investments for near-term requirements; purchase commitments; product development and transitions; competition and competing technology; outcomes of pending or threatened litigation; and financial condition and results of operations as a result of recent accounting pronouncements. These forward-looking statements are based largely on expectations and judgments and are subject to a number of risks and uncertainties, many of which are beyond our control. Significant factors that cause our actual results to differ materially from our expectations are described in our Form 10-K under the heading of “Risk Factors.” We undertake no obligation to publicly update or revise these Risk Factors or any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Release
Craftmade International, Inc.
February 6, 2008

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net sales	$20,812	$26,563	$43,550	$54,689
Cost of goods sold	(14,278)	(18,039)	(29,506)	(37,383)

Gross profit	6,534	8,524	14,044	17,306

As a percentage of net sales	31.4%	32.1%	32.2%	31.6%

Selling, general and administrative expenses	(4,977)	(5,135)	(10,518)	(10,219)
Depreciation and amortization	(213)	(201)	(418)	(401)

Total operating expenses	(5,190)	(5,336)	(10,936)	(10,620)

Income from operations	1,344	3,188	3,108	6,686

Interest expense, net	(298)	(393)	(620)	(761)

Income before income taxes and minority interest	1,046	2,795	2,488	5,925
Income taxes	(260)	(782)	(586)	(1,763)

Income before minority interest	786	2,013	1,902	4,162

Minority interest	(304)	(513)	(802)	(778)

Net income	$482	$1,500	$1,100	$3,384

Weighted average common shares outstanding:
Basic	5,205	5,204	5,205	5,204
Diluted	5,205	5,206	5,206	5,207

Basic earnings per common share	$0.09	$0.29	$0.21	$0.65

Diluted earnings per common share	$0.09	$0.29	$0.21	$0.65

Cash dividends declared per common share	$0.12	$0.12	$0.24	$0.24

Press Release
Craftmade International, Inc.
February 6, 2008

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash	$176	$928
Accounts receivable, net	15,818	18,082
Inventories, net	16,750	18,076
Income taxes receivable	1,855	1,376
Deferred income taxes	1,251	1,251
Prepaid expenses and other current assets	1,779	1,503

Total current assets	37,629	41,216

Property and equipment, net	8,281	8,379
Goodwill	13,952	13,644
Other intangibles, net	1,402	1,502
Other assets	157	10

Total non-current assets	23,792	23,535

Total assets	$61,421	$64,751

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Book overdrafts	$255	$48
Accounts payable	3,991	5,903
Other accrued expenses	2,467	2,472
Current portion of long-term obligations	491	264

Total current liabilities	7,204	8,687

Non-current liabilities
Long-term obligations	17,535	18,938
Deferred income taxes	1,178	1,107

Total non-current liabilities	18,713	20,045

Total liabilities	25,917	28,732

Minority interest	3,072	3,495

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,704,420 shares issued	97	97
Additional paid-in capital	17,887	17,831
Retained earnings	52,574	52,722
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	32,432	32,524

Total liabilities, minority interest and stockholders’ equity	$61,421	$64,751

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